EXHIBIT 10.1

                                 PROMISSORY NOTE

To:      Pacific Rim Mining Corp.

         Suite 410,625 Howe Street
         Standard Life Building
         PO Box 28
         Vancouver, B.C.
         Canada V6C 2T6

20 September, 2005

WHEREAS PACIFIC RIM MINING CORP., a British Columbia company, (the "Seller") and TREND MINING COMPANY, a corporation organized and existing under the laws of Delaware, (the "Buyer") entered into a share purchase agreement for the issued share capital of DMC Cayman Inc., a Cayman Islands exempted company, on 20 September, 2005, such agreement as amended is hereinafter referred to as the "Agreement". The Buyer is required to issue this promissory note to the Seller pursuant to sub-section 2.4(a) of the Agreement.

1        ACKNOWLEDGEMENT OF DEBT AND PROMISE TO PAY

The Buyer hereby acknowledges that it is indebted to the Seller for the principal sum of TWO MILLION FOUR HUNDRED THOUSAND UNITED STATES DOLLARS (US$2,400,000) (the "Principal Sum") and promises to pay to the order of the Seller, at its principal office in Vancouver, British Columbia as shown above, the following amounts on or before the following dates in United States dollars:

ONE MILLION UNITED STATES DOLLARS (US$1,000,000) on or before 20 September, 2006 (the "First Payment"); and ONE MILLION FOUR HUNDRED THOUSAND UNITED STATES DOLLARS (US$1,400,000) on or before 20 September, 2007 (the "Second Payment"),

PROVIDED THAT, if the First Payment is not received by the Seller in cleared finds by 4.00 pm Vancouver, British Columbia, Canada time on 20 September, 2006, the Second Payment shall immediately become due and payable.

Interest shall not be payable on the Principal Sum.

2        SET-OFF AND COUNTERCLAIM

All payments made by the Buyer under this promissory note shall be made without set-off or counterclaim.

3        PARTIAL PAYMENTS

If the Seller receives a payment insufficient to discharge each instalment of the Principal Sum when due and payable, the Seller shall apply that payment towards the obligations of the Buyer under this promissory note in the following order:

3.1      first any amounts payable pursuant to paragraph 8; and

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3.2      second in or towards the payment of any  Principal  due and payable but unpaid under this promissory note.

4        GROSS-UP

All payments by the Buyer under this promissory note shall be made without any deduction and free and clear of and without any deduction for or on account of any taxes, except to the extent that the Buyer is required by law to make such a deduction. If the Buyer is required by law to make such a deduction it shall pay to the Seller such additional amount as will result in the receipt by the Seller of the full amount which would otherwise have been due if no such deduction had been made.

5        ASSIGNMENT

The Buyer shall not be entitled to assign or transfer any of its rights, benefits or obligations hereunder without the prior written consent of the Seller.

6        MISCELLANEOUS

6.1 No delay or omission on the part of the Seller in exercising any right or remedy in respect of this promissory note shall impair that right or remedy or operate as or be taken to be a waiver of it, nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this promissory note of that or any other right or remedy.

6.2 The Seller's rights, powers and remedies in respect of this promissory note are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise and may be exercised from time to time and as often as the Seller deems expedient.

6.3 Any waiver by the Seller of any terms of this promissory note shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.

6.4      If at any time  any one or more of the  provisions  of this  promissory note is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions of this promissory note nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

6.5 Any statement, certificate or determination of the Seller as to the Principal Sum or Interest due or (without limitation) any other matter provided for in the promissory note shall, in the absence of manifest error, be conclusive and binding on the Buyer.

7        LAW AND JURISDICTION

This promissory note shall be governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

The Buyer irrevocably agrees for the exclusive benefit of the Seller that the courts of the Cayman Islands shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this promissory note and for such purposes irrevocably submits to the jurisdiction of such courts.

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8        FEES AND EXPENSES OF SELLER

The Buyer hereby waives any days of grace for payment of this note, presentation, protest and notice of dishonour. If the Seller employs counsel for advice with respect to this note, or any default hereunder, or to prepare and file any petition, suit, action, proceeding, or other pleading or court process relating to this note or any attempt to collect or enforce payment hereof against the Buyer or any other party, then, and in each such event, all fees, costs, expenses and charges (including, without limitation, the fees and disbursement of legal counsel on a solicitor and own client basis) paid or incurred by the Seller will be an additional liability owing by the Buyer to the Seller hereunder with interest thereon at the interest rate specified herein from the date such fees, costs, expenses or charges were incurred until paid in full.

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IN WITNESS WHEREOF, the Buyer has executed this promissory note as a deed on
20 September, 2005.

EXECUTED AS A DEED AND DELIVERED by       )
TREND MINING COMPANY                      )
acting by Thomas A. Loucks                )
                                          ).....................................
                                          )
                                          )

In the presence of


                        Witness
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